CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of Triton Petroleum Group, Inc. for the year ended December 31, 2005 of our reports dated May 24, 2006 relating to the financial statements and financial statement schedules for the three years ended December 31, 2005 listed in the accompanying index.

Brown Smith Wallace, LLC

St. Louis, Missouri
June 26, 2006